Exhibit 99.3

June 6, 2005

Dear Providian Employee:

By now, you have likely heard the exciting news regarding our Company. This transaction creates a compelling combination of the “nation’s leading retailer of financial services for consumers and small business” with “mainstream America’s credit card company.” The executive management team and I have agreed to continue to lead what will become the fourth major business unit of Washington Mutual, which does not have a large credit card infrastructure in place. We are excited about the prospects of being able to utilize our existing infrastructure to have an outstanding credit card business in place – literally – overnight.

We will continue to operate out of our San Francisco headquarters, use our existing credit card operations centers, and keep substantially all of our employees to operate and grow the business. Most corporate units will remain intact in order to support operations. And, because of Washington Mutual’s size and business needs, we expect that there could also be additional corporate employment opportunities. We will keep you updated in the coming weeks as more details are known.

I believe that this combination is a natural partnership. Washington Mutual offers both the financial strength and resources that can help us take Providian to the next level. They have a strong brand name that we can leverage in marketing and advertising, and they share our focus on mainstream America. In return, Providian’s credit card expertise provides Washington Mutual a large-scale financial services product line to add to their current business lines of Retail, Mortgage, and Commercial banking.

The merger is subject to the customary shareholder and regulatory approvals, and we expect the transaction to close sometime in the fourth quarter of this year. Until then, Providian remains an independent company with millions of customers who are counting on all of us. Please continue to focus on business excellence.

This is a very exciting time for Providian, one that is only possible because of the dedication and daily commitment of you, our employees. You should all take pride in knowing that your hard work has turned our Company around and given us the opportunity to join with Washington Mutual in this business endeavor.

Sincerely,

Joe Saunders

In connection with the proposed transaction, Washington Mutual, Inc. and Providian Financial Corporation will prepare a registration statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Providian to be filed with the SEC. Investors are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. The registration statement containing the proxy statement/prospectus and other documents will be available free of charge at the SEC’s Internet site: (http://www.sec.gov). The registration statement containing the proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Washington Mutual’s website at www.wamu.com under the tab “About WaMu” and then under the heading “Investor Relations” or by accessing Providian’s website at www.providian.com under the tab “About Providian” and then under the heading “Investor Relations.” Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Providian shareholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus filed when it is filed with the SEC.